EXHIBIT 2.1

[VELA LETTERHEAD]

VIA FACSIMILE

August 10, 2006

Dr. Haim Aviv

Chief Executive Officer

Pharmos Corporation

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

Re:	Agreement and Plan of Merger

Dear Dr. Aviv:

Pursuant to our recent discussions, we have agreed to amend certain provisions of that Agreement and Plan of Merger (the “Merger Agreement”), dated March 14, 2006, by and among Vela Pharmaceuticals Inc. (“Vela ”), Pharmos Corporation (“Pharmos”), and Vela Acquisition Corporation (“Sub”). By countersigning the enclosed copy of this letter, each of Vela, Pharmos and Sub hereby agree that Section 9.4 and Section 14 of the Merger Agreement are each hereby amended such that all references therein to August 31, 2006 are hereby replaced with references to September 14, 2006.

VELA PHARMACEUTICALS INC.

By: /s/ Kevin L. Keim
Kevin L. Keim, Ph.D., M.Sc.
President & Chief Executive Officer

Agreed to:

PHARMOS CORPORATION

By: /s/ Alan Rubino

Alan Rubino
President

VELA ACQUISITION CORPORATION

By: /s/ Alan Rubino

Alan Rubino
President